THE MUSICLAND GROUP 1998-2000
                            LONG TERM INCENTIVE PLAN
                                 JANUARY 1, 1998


   I.    PURPOSE

         The Long Term Incentive Plan (the "Plan") is designed to reward participants who over time make significant contributions to the success of The Musicland Group (the "Company"). The Plan recognizes the importance of individual contributions to Company performance.

  II.    ADMINISTRATION

         The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") who may delegate to any other person or persons any ministerial duties of the plan. In the absence of a designated Compensation Committee, the Board as a whole will act as the Compensation Committee. The Chief Executive Officer of the Company (the "CEO") shall make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, annual funding percentages, and other aspects of the Plan's administration.

         The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration.

         The Plan Period will run from January 1, 1998 through the December 31, 2000 (the "Plan Period").

 III.    PARTICIPATION

         Participation is limited to members of the Executive Committee. All eligible participants will be given a copy of this Plan as well as the funding for their participation level.

  IV.    INCENTIVE COMPENSATION MEASURES

         At the beginning of the Plan Period the Compensation Committee will approve the three year business goals as well as the performance range above and below such goals, and the amount of award at each level of business performance.

         Actual business results for the three year Plan Period and their relation to such pre-established ranges shall determine the amounts, if any, of awards to designated participants. The actual business results will be provided by the Chief Financial Officer. The Compensation Committee may approve adjustments to actual business results to reflect non-recurring organizational, operational, or other changes which have occurred during the year, (e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, or events which might create unwarranted hardships or windfalls to participants.)

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 V.      PAYMENT OF AWARDS

          A. If the company achieves performance which is within the established performance range for the three year Plan Period, as adjusted by the Compensation Committee when appropriate, participants earn the corresponding award. Dependent on the performance measurement, awards are calculated using the total of each of the three years of the Plan Period, or in the case of percentages, the simple average of the three individual years.

          B. Awards are determined as a percentage of average annual base earnings over the Plan Period and are paid after the final year performance is determined and approved. Awards are paid in cash, less applicable tax and FICA withholdings.



VI.      AWARD CONDITIONS

           A. Employees hired or promoted into eligible positions during the Plan Period may be eligible to participate in the Plan upon approval of the Compensation Committee. Participation for the Plan Period in which the employee becomes eligible will be on a pro-rated basis, determined by the number of full weeks of employment in an eligible position.

           B. A participant who is promoted, at any time other than at the beginning of a Plan Period, into a position which calls for a higher participation level will be eligible to receive an award for that Plan Period which is a combination of pro-rated awards calculated at the two participation levels.

           C. A participant whose employment ends prior to the end of the Plan Period due to retirement at age 55 or over, disability, death, or disposition of part of the business, or who is transferred to an ineligible position, may be eligible for a pro-rated award, determined by the number of full weeks of employment in an eligible position, upon approval by the Compensation Committee.

           D. A participant whose employment terminates prior to the end of a Plan Period for reasons other than those listed in C above will not be eligible for any award for that Plan Period except as may be defined in a separate executed Employment Contract or Change of Control Agreement.

           E. A participant whose employment terminates after December 31st, 2000, but prior to the payment of awards, may be eligible for an award for that Plan Period upon approval by the Compensation Committee.

           F. A participant who is on an approved unpaid leave of absence during a Plan Period may be eligible for a pro-rated award for that Plan Period upon approval by the Compensation Committee.

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                  A  participant  who is on an approved  paid  medical  leave of absence during a Plan Period may be eligible for either a pro-rated or full award for that Plan Period also upon approval by the Compensation Committee .

           G. Wherever in this Plan the Compensation Committee is given the authority to approve a participant's eligibility for a full or partial award, such approvals may be made at its sole discretion.


VIII.    GENERAL PROVISIONS

           A. This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

           B. This Plan can be terminated or its provisions changed at any time by the Compensation Committee of the Board of Directors.